Exhibit 23.1

Board of Directors and Shareholders of

A Paradise Acquisition Corp.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated May 22, 2025, in Amendment No. 1 to the Registration Statement on Form S-1, under the Securities Act of 1933 (File No. 333-287505) with respect to the balance sheets of A Paradise Acquisition Corp. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes included herein.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
June 27, 2025	Certified Public Accountants
PCAOB ID No.1171